Exhibit 10.1

Form International Distributor Agreement

Distributor:

PN Med Group Inc.
250 San Isidro
Santiago, Chile
(569)-6592-2350


This Agreement, is made and entered into this 25 day of February, 2012 by and between PN Med Group Inc., a corporation with offices at 250 San Isidro, Santiago, Chile, (hereinafter called "Distributor") and Kangtai Medical Devices Co. ("Manufacturer"), with offices at No. 523 Xinhua Road, Hangzhou, China.

The parties hereto agree as follows:

I. ASSOCIATION

Distributor shall act as an exclusive distributor of Manufacturer's medical supplies and equipment throughout the country of Chile (the "Territory").

II. DUTIES

1. Distributor agrees to actively and diligently promote the sale of the Products in the Territory during the Term hereof. Manufacturer shall refer to Distributor inquiries for Products in the Territory.

2. Distributor agrees to promote in the Territory the Manufacturer's names and the Products during the Term hereof. Distributor agrees to notify Manufacturer of any leads of interest granted for any products.

III. ASSISTANCE BY MANUFACTURER

Manufacturer agrees to furnish Distributor with reasonable quantities of Manufacturer's catalogs, manuals, advertising literature and other sales aids that may be available by Manufacturer. Any such sales aids provided shall be in Spanish.
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IV. INTELLECTUAL PROPERTY RIGHTS

Distributor shall not use Manufacturer's trade names and/or trademarks without the prior, express written consent of Manufacturer. Under no circumstances shall Distributor, at any time, use Manufacturer's trade names, trademarks or other proprietary information as part of Distributor's corporate or trade name. Upon termination of this Agreement, Distributor shall remove all references to Manufacturer from its letterheads, advertising literature and places of business, and shall not thereafter use any similar or deceptive name or trademark intending to give the impression that there is any relationship between the parties.

V. CUSTOMER SERVICING

Distributor shall maintain in the Territory sufficient inventory of the Products so as to permit filling and shipping against current customer orders normally shipped from Distributor's stock. Distributor agrees to notify Manufacturer if it opens any new offices or branches or closes or ceases to operate through one of its offices or branches.

VI. ORDERS/ACCEPTANCE/PRICE AND TERMS

1. All orders from Distributor are subject to approval and final acceptance by Manufacturer. Price lists to Distributor shall be set as a fixed, discounted rate, and can only be changed when the both parties aggreed to it. For nonstandard Products which are sold to Distributor for resale, the price shall be as quoted to Distributor at time of inquiry, provided that the inquiry is within thirty (30) calendar days of order entry.

2. Payment to Manufacturer by Distributor shall be in United States currency. Upon the placing of order(s), Distributor shall cause an irrevocable confirmed letter of credit to be issued by a Chilean financial institution satisfactory to Manufacturer, in favor of said Manufacturer, unless another arrangement is previously approved in writing by Manufacturer.

3. A Distributor agrees to make an order at least every 5 months, unless another arrangement is previously approved in writting by Manufacturer.

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4. Manufacturer shall provide a free shipping and a fast processing time on all of the orders from the Distributor, unless another arrangement is previously approved in writting by Distributor.

VII. WARRANTY AND FORCE MAJEURE

1. Manufacturer warrants that all Products delivered hereunder shall be of Manufacturer's standard quality. MANUFACTURER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED: THERE ARE NO IMPLIED WARRANTIES INCLUDING WARRANTY OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2. Manufacturer shall not be liable for damages resulting from delays in shipment or inability to ship due to normal production and shipment delays or those resulting from acts of God, fires, floods, wars, sabotage, accidents, labor disputes or shortages, plant shutdown or equipment failure, voluntary or involuntary compliances with any law, order, rule or regulation of governmental agency or authority; or inability to obtain material (including power and fuel), equipment or transportation, or arising from any other contingency, circumstances or event beyond the control of the Manufacturer.

VIII. LIMITATION OF LIABILITY

No claims of any kind, whether as to materials delivered or for nondelivery of materials from Manufacturer, and whether arising in tort or contract, shall be greater in amount than the purchase price of the products in respect of which such damages are claimed; and the failure to give notice of the claim to Manufacturer where the order was placed within sixty (60) calendar days from the date fixed for delivery shall constitute a waiver by Distributor of all claims in respect of such Products. In no event shall Manufacturer be liable for special, indirect or consequential damages. Any claim with respect to defective Products or breach of warranty must be promptly made and shall apply to Products properly used, stored, applied and maintained.

IX. RELATIONSHIP BETWEEN MANUFACTURER AND DISTRIBUTOR

Distributor is not an agent, employee or legal representative of Manufacturer, but an independent contractor. Distributor does not have any authority to assume or create any obligation or responsibility on behalf of Manufacturer or bind

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Manufacturer in any manner whatsoever. The relationship between manufacturer and
Distributor is that of vendor and vendee. Distributor further agrees to defend, indemnify and hold Manufacturer harmless from and against any and all claims of third parties that would not have arisen but for an act or omission by Distribution that is contrary to the above-acknowledged relationship or any other term hereof.

X. TERM/CANCELLATION

1. This Agreement shall become effective as of the date hereof upon execution by an officer or other authorized representative of the Manufacturer and by an authorized representative of Distributor and shall remain in effect for 3 years thereafter unless previously terminated by either party for any other reason upon not less than thirty (30) calendar days prior written notice to the other party.

2. Without limitation, the following events shall constitute grounds for termination by Manufacturer:

(a) if Distributor shall file or have filed against it a petition in bankruptcy or insolvency or if Distributor shall make an assignment for benefit of its creditors of if Distributor's viability as a going concern should, in Manufacturer's judgment, become impaired; (b) if Distributor fails to provide and maintain a proper and sufficient sales force;

(c) if Distributor degrades and places in bad repute the name and reputation of Manufacturer expressly or by virtue of its methods of handling and/or promoting the Products;

(d) if Distributor fails to meet any other of its obligations hereunder; or

(e) if Distributor fails to meet minimum purchase goals

3. Except as may be otherwise determined pursuant to the laws of the jurisdiction where Distributor has its principle office, Manufacturer shall have no liability to Distributor by any reason of any termination or cancellation of this Agreement by Manufacturer, including without limitation, liability for direct or indirect damages on account of loss of income arising from anticipated

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sales, compensation, or for expenditures, investments, leases or other commitments or for loss of goodwill or business opportunity or otherwise.

4. Upon termination by either Manufacturer of Distributor, Manufacturer shall have the option of buying back from Distributor any new unsold Products purchased from Manufacturer, at the prices charged to Distributor, less Manufacturer's then applicable restocking charge, if any, and less any additional expenses incurred by Manufacturer arising out of termination by Distributor

XI. NONDISCLOSURE

All information transferred or otherwise revealed to Distributor by Manufacturer under this Agreement, including but not limited to, engineering information, manufacturing information, technology, know-how and price books or lists, will at all times remain Manufacturer's property. Distributor shall at all times hold such information confidential and shall not disclose any such information if not otherwise within the public domain. Upon any termination of this Agreement, or as Manufacturer directs from time to time, Distributor shall promptly return all such information to Manufacturer, together with any copies or reproductions thereof. Distributor's obligations under this section shall survive any termination of the Agreement.

XII. VARIOUS

This Agreement constitutes the entire and only agreement between the Manufacturer and Distributor with respect to its subject matter and there are no understandings or representations of any kind, express, implied, oral, written statutory or otherwise, not expressly set forth herein. No alteration or modification of this Agreement shall be binding unless in writing and signed by the party to be bound thereby.

1. This Agreement is not assignable in whole or in part by either party without express written consent of the other.

2. If Distributor consists of either two or more individuals or partners, each shall execute this Agreement on behalf of Distributor and each individual signing shall be jointly and severally liable to Manufacturer with respect to the obligations of Distributor under this Agreement.

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3. This Agreement shall be interpreted and enforced in accordance with the laws of Chile and the official language of this Agreement for all purposes shall be English.

DISTRIBUTOR:


By: /s/ Pedro Perez Niklitschek
   -------------------------------------
Pedro Perez Niklitschek
Title: President

MANUFACTURER


By: /s/ Ou Xiemeng
   -------------------------------------
Ou Xiemeng
Title: Representative


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